CMS ENERGY ANNOUNCES CASH TENDER OFFERS FOR UP TO $240 MILLION COMBINED AGGREGATE PRINCIPAL
AMOUNT OF ITS SENIOR NOTES

JACKSON, Mich., June 23, 2009 – CMS Energy (NYSE: CMS) announced today that it has commenced cash tender offers to purchase up to $240 million combined aggregate principal amount (the “Tender Cap”) of the outstanding senior notes listed below (collectively, the “Notes”). The tender offers consist of two separate offers, one for each series of Notes (each an “Offer” and, collectively, the “Offers”). The terms and conditions of the Offers are described in the Offer to Purchase dated June 23, 2009 (the “Offer to Purchase”) and related Letter of Transmittal.

Title of	Principal Amount	Acceptance Priority	Minimum Acceptance	Tender Offer	Early Tender	Total Consideration
Security	Outstanding	Level		Consideration (1)	Payment (1)	(1)(2)
7.75% Senior Notes due 2010 (CUSIP No. 125896 AV2)	$300,000,000	1	$180,000,000	$1,020.00	$30.00	$1,050.00

8.50% Senior Notes due 2011 (CUSIP No. 125896 AQ3)	$300,375,000	2	N/A	$1,007.50	$30.00	$1,037.50

(1) Per $1,000 principal amount of Notes accepted for purchase.
(2) The Total Consideration includes the Early Tender Payment and is payable only in respect of Notes validly tendered (and not validly withdrawn) prior to the Early Tender Deadline and accepted for payment.

Each Offer will expire at 11:59 p.m., New York City time, on Tuesday, July 21, 2009, unless extended (the “Expiration Time”).

The Total Consideration (as defined in the Offer to Purchase) for each $1,000 principal amount of 7.75% Senior Notes due 2010 and 8.50% Senior Notes due 2011 validly tendered and accepted for payment pursuant to the Offers will be $1,050.00 and $1,037.50, respectively. Holders whose Notes are validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on Tuesday, July 7, 2009 (the “Early Tender Deadline”), will be eligible to receive the Total Consideration, which includes an early tender payment of $30.00 for each $1,000 principal amount of Notes tendered and validly accepted (the “Early Tender Payment”). Holders whose Notes are validly tendered after the Early Tender Deadline and at or before the Expiration Time will be eligible to receive only the Tender Offer Consideration (as defined in the Offer to Purchase) for each $1,000 principal amount of Notes tendered by such holders that are accepted for purchase, which is equal to the applicable Total Consideration minus the Early Tender Payment. CMS also will pay accrued and unpaid interest on the Notes accepted in the Offers to, but not including, the settlement date.

The amount of each series of Notes purchased in the Offers will be determined in accordance with the Tender Cap and the acceptance priority levels set forth in the table above, as described in the Offer to Purchase. Notes with an acceptance priority level of “1” will be accepted before those with an acceptance priority level of “2.” If the aggregate principal amount of Notes tendered in either Offer exceeds the amount of the Tender Cap remaining available for application to such Offer, such Notes, if accepted, will be accepted for purchase on a pro rata basis. If CMS accepts the Notes with an acceptance priority level of “1” on a prorated basis, none of the Notes with an acceptance priority level of “2” will be accepted for payment. In no event will CMS be obligated to accept for purchase or pay for Notes tendered pursuant to the Offers in a combined aggregate principal amount in excess of $240 million.

The Offers are conditioned upon, among other things, there having been validly tendered and not validly withdrawn prior to the Expiration Time not less than $180,000,000 in aggregate principal amount of the 7.75% Senior Notes due 2010, excluding any such Notes owned by CMS or any of its affiliates (the “Minimum Tender Condition”), unless CMS changes the Tender Cap or the Minimum Tender Condition.

Holders may withdraw tenders of Notes at or prior to the Early Tender Deadline, but except as otherwise provided in the Offer to Purchase, not thereafter.

Settlement of the Offers is expected to occur two business days after the Expiration Time or promptly thereafter.

CMS has retained Global Bondholder Services Corporation to act as information agent in connection with the Offers. Requests for copies of the Offer to Purchase and questions regarding the Offers may be directed to Global Bondholder Services Corporation at 1-(866) 470-4300 (U.S. toll-free) or 1-(212) 430-3774 (collect). CMS has engaged Deutsche Bank Securities Inc. to act as dealer manager in connection with the Offers. Questions regarding the Offers may be directed to Deutsche Bank Securities Inc., Liability Management Group at 1-(866) 627-0391 (U.S. toll-free) or 1-(212) 250-2955 (collect).

This announcement is not an offer to purchase or a solicitation of an offer to purchase. The Offers will be made solely by the Offer to Purchase.

Neither the Offer to Purchase nor any related document has been filed with the Securities and Exchange Commission, nor has any such document been filed with or reviewed by any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Offer to Purchase or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary.

The Offers are not being made to, nor will CMS accept tenders of Notes from, holders in any jurisdiction in which the Offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

CMS Energy is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

###

This news release contains forward-looking statements. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS”, each found in CMS Energy’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009. CMS Energy’s “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections are incorporated herein by reference and discuss important factors that could cause CMS Energy’s results to differ materially from those anticipated in such statements.

For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contact: Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590